 UNITED STATES

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CORPORATE CAPITAL TRUST, INC.

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The following are remarks by management of Corporate Capital Trust, Inc. (the “Company”), its investment advisor, CNL Fund Advisors Company (“CNL”), and its investment sub-advisor, KKR Credit Advisors (US) LLC (“KKR”), during an earnings call held on August 15, 2017 and will made available for replay approximately 48 hours after the call. The remarks relate, in part, to the Company’s previously disclosed plans to pursue a potential listing of the Company’s shares of common stock on a national securities exchange (the “Listing”).

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CORPORATE CAPITAL TRUST

SECOND QUARTER EARNINGS CONFERENCE CALL SCRIPT

August 15, 2017

Mary Ellen:

Welcome and thank you for joining us on Corporate Capital Trust’s Second Quarter 2017 earnings call. With me today are Chirag Bhavsar, Chief Financial Officer and Chief Operating Officer, Todd Builione, Member of KKR, President of KKR Credit & Markets, and a member of the CCT Board, as well as Daniel Pietrzak, Portfolio Manager for KKR Credit. Before we begin, I would like to call your attention to the customary Safe Harbor disclosure and note that today’s conference call may include forward-looking statements, which are based on the belief and assumptions of management, and on information which is currently available as of June 30, 2017.

Important factors could cause actual results to differ materially from expectations. These factors are fully discussed in our public filings and financial statements filed with the U.S Securities and Exchange Commission. We do not intend to update our forward-looking statements or projections, unless required by law.

Today’s call is not intended to be an offer for sale of our securities. Corporate Capital Trust’s public offering of its securities is now closed. All of Corporate Capital Trust’s filings can be found on the SEC’s website, SEC.gov.

Each listener is encouraged to review those filings together with all other information provided therein. At this time I’d like to turn the call over to Chirag, CFO and COO of Corporate Capital Trust.

Chirag:

Thank you, Mary Ellen. And thanks to each of you for joining us this morning. As we previously announced in early April, the board of directors unanimously approved a recommendation to pursue a public listing. Concurrent with the future listing, KKR will operate as the sole Advisor of Corporate Capital Trust, so I want to take a moment to provide an update on both the proxy process as well as the timing of the potential listing.

On May 25th, we filed the definitive proxy with the SEC that included five proposals on which its stockholders were asked to vote, and on August 3rd, Corporate Capital Trust held its annual shareholder meeting at which four of the five proposals were approved. The meeting was adjourned until September 5, 2017, to allow additional time to solicit and receive the requisite number of proxy votes for Proposal 4 which refers to structural changes to the company’s charter in connection with the listing. Thank you to everyone that voted and if you have not yet voted, we encourage you to vote your shares as quickly as possible. This will save you from receiving calls from our proxy solicitor and will reduce corporate expenses related to the proxy solicitation. For additional information, please review the definitive proxy statement as well as the Form 8-K that was filed on August 3, 2017.

As for the timing of the potential listing, Corporate Capital Trust is continuing to take steps to prepare for a listing of its shares on the New York Stock Exchange under the symbol CCT and will continue to do so following receipt of approvals for the remaining proxy proposals, which will be considered when Corporate Capital Trust reconvenes its annual shareholder meeting on Sept. 5, 2017. There can be no assurance that a listing will occur within the expected timeframe or at all, and a final listing decision is always subject to market conditions, approval from the New York Stock Exchange, and the decision of Corporate Capital Trust’s board of directors.

Due to the fact that Corporate Capital Trust is in an open proxy solicitation, we have elected not to host a question and answer session following the call.

Turning now to second quarter results, I want to focus on a few items before Todd and Dan add their commentary.

Transaction volume was robust in both the second quarter and first half of the year. Coupled with changes in asset prices, this drove a 2.9% increase in the total fair value of investments since the beginning of the year, to just over $4.14 billion at June 30th. We continued throughout the second quarter to see attractive opportunities and a strong pipeline remains in place. With that, we rotated the portfolio with $763 million of sales, principal payments or exits in the first half of 2017. Originated strategies made up 62.9% of our overall investment activity in the first six months of 2017, and currently our originated strategies make up 81.5% of the portfolio. Our on-balance sheet senior secured portfolio continues to make up a large percentage of the portfolio, comprising 71.1% of total investments versus 68.5% at December 31, 2016. Our non-accrual rate decreased during the quarter to 0.4% at June 30 from 1.6% at March 31 on a fair value basis.

NAV decreased from $9.00 a share at March 31, 2017 to $8.92 at June 30, 2017. This is primarily attributable to our position in Amtek, which we will discuss shortly. However, during the same period, we paid $0.20 cents a share. Of the $62.1 million distributions declared and paid in in the second quarter, $30.5 million was reinvested, representing 49 percent of distributions declared and paid in in the second quarter. It’s worth mentioning that it is expected that certain amendments or modifications to the existing dividend reinvestment plan will be required as a publicly-listed company. To that end, Corporate Capital Trust expects to either terminate or suspend the current plan in the period prior to listing. A new or amended plan is expected to be implemented following the listing.

To best position the company for success as a listed company and to maximize trading value upon listing, Corporate Capital Trust has made several financial adjustments as part of the transition. On July 7, 2017, the board of directors declared an annualized distribution rate of $0.715 per share, down from $0.805. The adjustment to the ongoing distribution rate is expected to more closely align the company with its listed business development company peers in certain metrics closely tracked in the publicly listed space, which the company anticipates should better position Corporate Capital Trust for post-listing success, if a listing should occur.

While subject to change, Corporate Capital Trust expects to issue two additional special cash distributions totaling $0.09 per share to supplement the new distribution rate. The first special distribution of $0.045 per share is anticipated to be paid on or around December 31, 2017 and the second special distribution of $0.045 per share to be paid within six months following the listing. Please remember that the payment of any ordinary or special cash distributions from the company remains subject to the discretion of the board and there can be no assurance as to any future distributions.

Finally, we elected to make some changes to the right side of our balance sheet to continue to facilitate the rotation of our portfolio from traded credit to originated credit, which we believe offers a better risk-adjusted return. On June 30, our credit facility with BNP Paribas was terminated as was our total return swap with the Bank of Nova Scotia. Additionally, on June 28, 2017, Corporate Capital Trust closed its previously announced offering of $140 million in aggregate principal amount of its 5.00 percent senior unsecured notes due in 2022. GreensLedge Capital Markets LLC served as the placement agent for the transaction and the proceeds will be used for general corporate purposes, which may include the repayment of outstanding indebtedness. These changes allow us to invest in originated assets and improve our asset-liability match funding.

I’ll now turn the call over to Todd, President of KKR Credit & Markets, and a member of the CCT Board.

Todd:

Thank you, Chirag. And thank you, everyone, for joining this morning’s call.

We’ve discussed for several quarters now, the progress we’ve made in terms of rotating the portfolio into originated strategies. For the first half of the year, roughly two-thirds of purchase activity has been in these originated strategies.

Additionally, first lien senior secured loans accounted for nearly 70% of total purchase activity in the first half of the year, compared to just 20% for the same period last year. As of June 30th, over 71% of CCT’s portfolio on a fair value basis was invested in senior debt, which was an increase of 2.6% from year-end.

The expansion of our originated efforts is predicated on KKR Credit’s ability to source, structure, and offer financing solutions to a diverse mix of upper middle-market private companies and sponsors. CCT’s access to this proprietary platform is one of our biggest strategic advantages, as we are able to leverage KKR’s global relationships, investors and capital markets expertise. This access, we believe, serves the best interest of our shareholders and allows for a unique opportunity to invest alongside some of the largest institutions in the world on an equal basis.

As Chirag mentioned, the definitive proxy was filed with the SEC nearly three months ago. We’ve made good progress thus far, with four of the five proposals approved. The Board’s recommendation is to vote “FOR” each of the proposals. Let me reiterate voting “FOR” the fourth proposal by September 5, 2017. This proposal relates to structural changes to the company’s charter in connection with the listing, and is important as we look to ensure a smooth transition and align us with our peers.

We look forward to providing you further updates as we move forward. With that, I’ll now turn it over to Dan for some additional comments on the current state of the market.

Daniel:

Thank you, Todd.

I’ll review a few key highlights we’re seeing in the market and provide a brief update on some of our activity in the quarter, before turning it back to over to Chirag.

Activity level for the U.S. leveraged loans market in Q2, albeit very active by most historical standards, was a bit lighter compared to the record figures we saw in Q1. Second quarter institutional issuance of $125 billion was primarily driven by refinancing activity. We also saw a spike in acquisition-related financing from M&A which contributed the majority of all sponsor-backed loan activity in the second quarter. Despite the quarter-over-quarter slowdown in issuance, it continues to be an issuer-friendly environment with value hard to come by in the middle-market lending space.

As such, we continue to remain cautious on risk – we’re turning down more deals than we’ve invested in. So where have we been active? It’s again been in those situations where we can leverage our partnership with the KKR Credit platform to invest on the larger side of the market in companies with average annual EBITDA over $50 million.

In Q2, CCT made 8 originated debt investments totaling $259 million. These investments offer a 725.5 basis point spread on a blended-basis. We believe these are attractive terms, and compare favorably to average new-issue yield to maturity of 520 basis points in June across the broader leveraged loan industry. In addition to paying well, we believe these privately-originated transactions generally have superior structures from both a documentation and covenant package perspective.

Before I hand it back over to Chirag, I’d also like to spend a minute on Amtek, a global automotive supplier that offers engineered components to manufacturers as well as suppliers. As Chirag mentioned, this investment contributed to a modest reduction in NAV compared to Q1, as there was underperformance across several key initiatives in some parts of the company. In May, we decided to enforce against our collateral position to ensure we maximize recovery. We will continue to evaluate strategic options, including using KKR’s resources, to position us for the best recovery given the circumstances, and are hopeful for a positive outcome. We have been very active transitioning the broader portfolio and feel very good about the progress we’ve made thus far.

Thank you, and with that I’ll turn it back over to Chirag.

Chirag:

As I mentioned earlier, because Corporate Capital Trust is in an open proxy solicitation, we are electing not to open the line for questions. On behalf of Corporate Capital Trust and our board of directors, I want to thank you again for joining us today. Have a great day.

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Additional Information and Where to Find It

In connection with the matters described in this communication, the Company has filed relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement on Schedule 14A. The Company has mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the stockholder meeting relating to such matters. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MATTERS DESCRIBED IN THIS COMMUNICATION. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.corporatecapitaltrust.com/investor-resources), or by writing to the Company at 450 S. Orange Avenue, Orlando, Florida 32801 (telephone number 866-650-0650).

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the matters described in this communication. Information about the Company’s directors and officers, as well as the identity of other potential participants, and their respective direct or indirect interests in such matters, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC.

Forward Looking Statements

The information in this communication may include “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include those disclosed in the Company’s 10-K, 10-Qs and other public filings with the SEC. The Company undertakes no obligation to update such statements to reflect subsequent events.